Exhibit 3.48

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “INFOHIGHWAY COMMUNICATIONS CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE NINTH DAY OF SEPTEMBER, A.D. 2005, AT 4:19 O’CLOCK P.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 3:02 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2692398 8100X	AUTHENTICATION: 9787017
120945651	DATE: 08-17-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:19 PM 09/09/2005 FILED 04:19 PM 09/09/2005 SRV 050741646 - 2692398 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFOHIGHWAY COMMUNICATIONS CORPORATION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) by the filing of a Certificate of Incorporation on December 9,1996 with the original name of Gemini II, Inc. does hereby certify that by Unanimous Consent of the Sole Shareholder and Director the Corporation shall amend and restate its Certificate of Incorporation in accordance with sections 242 and 245 of the DGCL as follows:

1.	The name of the Corporation is InfoHighway Communications Corporation (the “Corporation”).

2.	The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3.	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of Common Stock, $.01 par value per share (“Common Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation.

(i) COMMON STOCK.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Notwithstanding the foregoing, the Corporation shall not declare and/or distribute a cash dividend upon its Common Stock payable otherwise than out of retained earnings.

2. Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, dissolution or winding up, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock.

3. Redemption. The Common Stock is not redeemable.

4. Voting. The holders of the Common Stock shall have the right to one vote for each share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall be entitled to vote upon such other matters and in such manner as may be provided by law.

5.	In furtherance of and not in limitation of powers conferred by statute, it is further provided:

(a)	Election of directors need not be by written ballot.

(b)	The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

6.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize the Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7.	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advance of expenses to) the officers, directors, employees and agents of the Corporation (and any other person to which the Delaware General Corporation Law permits) through bylaw provisions, agreements, vote of stockholders or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to the limitations contained therein.

8.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned Chairman has executed this Amended and Restated Certificate of Incorporation on the 6 day of September, 2005.

/s/ Jeffrey E. Ginsberg
Jeffrey E. Ginsberg, Chairman

State of Delaware Secretary of State Division of Corporations Delivered 03:27 PM 08/31/2007 FILED 03:02 PM 08/31/2007 SRV 070978394 - 2692398 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of Infohighway Communications Corporation, a Delaware Corporation, on this 30th day of August, A.D. 2007, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30 day of August, A.D., 2007.

By:	/s/ Jennifer Shanders
Authorized Officer

Name:	Jennifer Shanders
Print or Type

Title:	Authorized Person